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                      August 14, 2023

       Junling Liu
       Chief Executive Officer
       111, Inc.
       3-5/F, No. 295 Zu Chong Zhi Road,
       Pudong New Area
       Shanghai, 201203
       The People   s Republic of China

                                                        Re: 111, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38639

       Dear Junling Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Kevin Zhang